Exhibit 15.1

The Board of Directors and Stockholders

AutoZone, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of AutoZone, Inc. for the registration of debt securities of our reports dated December 17, 2021, March 18, 2022, and June 10, 2022, relating to the unaudited condensed consolidated interim financial statements of AutoZone, Inc. that are included in its Forms 10-Q for the quarters ended November 20, 2021, February 12, 2022 and May 7, 2022.

/s/ Ernst & Young LLP

Memphis, Tennessee

July 19, 2022